EDAP TMS
Société anonyme au Capital de 1.087.166,73 Euros
Siège Social Parc d’activité La Poudrette Lamartine
4, rue du Dauphiné
69120 Vaulx-en-Velin - France
R.C.S. Lyon B 316 488 204

STATUTS

portant modifications consécutives
à l’augmentation de capital liée
à l’exercice d’option de souscription

TITRE I

FORMATION - OBJET - DENOMINATION SOCIALE

ARTICLE 1 - FORME DE LA SOCIETE

Il existe, entre les propriétaires des actions ci-après créées, et de celles qui pourront l’être ultérieurement, une société anonyme qui est régie par les lois en vigueur et par les présents statuts.

ARTICLE 2 - OBJET

La société a pour objet :

-

La prise de participations financières dans tous groupements, sociétés ou entreprises, français ou étrangers, créés ou à créer, et ce par tous moyens, notamment par voie d’apports, de souscription ou d’achat d’actions, de parts sociales ou de parts bénéficiaires, de fusion, de sociétés en participation, de groupement, d’alliance ou de commandite ;

-	La gestion de ces participations financières ;
-	La direction, la gestion, le contrôle et la coordination de ces filiales et participations ;
-	Toutes prestations de services administratifs, financiers, techniques ou autres ;
-

Et plus généralement, la réalisation de toutes opérations financières, commerciales, industrielles, civiles, mobilières ou immobilières, pouvant se rapporter directement ou indirectement, en totalité ou en partie à l’objet social ou à tous autres objets similaires ou connexes pouvant en favoriser l’extension et le développement.

ARTICLE 3 - DENOMINATION SOCIALE

La dénomination sociale de la société est :

EDAP TMS

ARTICLE 4 - SIEGE SOCIAL

Le siège social est fixé : Parc d’activité La Poudrette Lamartine - 4, rue du Dauphiné - 69120 Vaulx-en-Velin - France.

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Il pourra être transféré en tout endroit du département ou d’un département limitrophe, par simple décision du Conseil de Surveillance sous réserve de ratification par la plus prochaine Assemblée Générale Ordinaire et, partout ailleurs, en vertu d’une délibération de l’Assemblée Générale Extraordinaire.

Des sièges administratifs, succursales, bureaux et agences pourront être créés en tous lieux par le Conseil de Surveillance, sans qu’il en résulte une dérogation à l’attribution de juridiction établie par les présents statuts.

ARTICLE 5 - DUREE

La durée de la société est de soixante (60) années, à compter de la date de l’immatriculation de la société au Registre du Commerce et des Sociétés, sauf en cas de dissolution anticipée ou de prorogation prévue aux présents statuts.

TITRE II

CAPITAL SOCIAL

ARTICLE 6 - CAPITAL SOCIAL

Le capital social est fixé à la somme de 1.087.166,73 Euros, divisé en 8.362.821 actions, d’une valeur nominale de 0,13 Euro chacune, intégralement libérées.

ARTICLE 7 - AUGMENTATION DU CAPITAL SOCIAL

Le capital social peut être augmenté en une ou plusieurs fois, par la création d’actions nouvelles, en représentation d’apports en nature ou en espèces, par la transformation en actions de réserves disponibles de la société, ou par tout autre moyen en vertu d’une délibération de l’Assemblée Générale Extraordinaire. Cette Assemblée fixe les conditions de l’émission des nouvelles actions dans le cadre des dispositions légales en vigueur, ou délègue ses pouvoirs à cet effet au Directoire. Il peut être créé en représentation des augmentations de capital, soit des actions de même type que celles d’origine, soit des actions de tout autre type, pouvant notamment dans les conditions prévues par la loi, conférer un droit de priorité ou un avantage quelconque sur les autres actions. Le Directoire a tout pouvoir pour traiter, le cas échéant avec toute banque ou tout syndicat financier pour faciliter ou garantir les émissions d’actions ci-dessus visées, en se conformant à toute disposition légale, notamment en ce qui concerne le droit préférentiel de souscription au profit des actionnaires anciens.

Aucune augmentation de capital en numéraire ne peut toutefois être réalisée, si le capital ancien n’est pas au préalable intégralement libéré. Les augmentations de capital doivent être réalisées dans un délai de cinq ans à compter de l’Assemblée Générale qui les a décidées ou autorisées.

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Si l’augmentation du capital a lieu par l’émission d’actions avec prime, cette prime, dont la totalité devra être intégralement versée lors de la souscription des actions ne sera pas considérée comme un bénéfice répartissable au même titre que les bénéfices d’exploitation ; elle constituera un versement supplémentaire en dehors et en sus du capital des actions et appartiendra exclusivement à tous les actionnaires sauf à recevoir l’affectation qui sera décidée par l’Assemblée Générale Ordinaire ou Extraordinaire.

En cas d’augmentation faite par l’émission d’actions libérables en numéraire, et sauf décision contraire de l’Assemblée Générale Extraordinaire, les propriétaires des actions antérieurement créées ayant effectué les versements appelés, auront en proportion du montant de ces actions, un droit de préférence sur la souscription des actions nouvelles, lequel droit s’exercera de la manière et dans le délai déterminé par le Directoire en conformité avec la Loi, et sera négociable dans les mêmes conditions que les actions pendant la durée de la souscription.

Ceux des actionnaires, qui en raison du nombre de leurs titres, ne pourraient obtenir une action nouvelle ou un nombre entier d’actions nouvelles, auront la faculté de se réunir pour exercer leur droit, mais sans qu’il puisse jamais en résulter une souscription indivise.

ARTICLE 8 : REDUCTION DE CAPITAL

L’Assemblée Générale Extraordinaire peut aussi décider la réduction du capital social, pour quelque cause et de quelque manière que ce soit, notamment au moyen d’un remboursement aux actionnaires d’un rachat d’actions de la société, ou d’un échange des anciens titres d’actions contre de nouveaux titres, pour un nombre équivalent ou moindre ayant ou non le même montant nominal et, s’il y a lieu, avec l’obligation de cession ou d’achat d’actions anciennes pour permettre l’échange, ou encore avec le paiement d’une soulte.

L’Assemblée Générale peut également déléguer au Directoire tous pouvoirs à l’effet de réaliser la réduction du capital.

Le projet de réduction du capital est communiqué aux Commissaires aux Comptes, quarante cinq jours au moins avant la réunion de l’Assemblée. L’Assemblée statue sur le rapport des Commissaires qui font connaître leur appréciation sur les causes et conditions de l’opération.

Lorsque la réduction du capital n’est pas motivée par des pertes, les créanciers peuvent, dans le délai de trente jours à compter de la date de dépôt au Greffe du Tribunal de Commerce, du procès-verbal de délibération de l’Assemblée Générale qui a décidé ou autorisé la réduction, former opposition à la réduction. L’opposition est portée devant le Tribunal de Commerce.

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TITRE III

ACTIONS

ARTICLE 9 - LIBERATION DES ACTIONS

Lors des augmentations de capital, le montant des actions à souscrire en numéraire doit être libéré du quart au moins au moment de la souscription; le surplus des versements sera effectué dans un délai maximum de cinq ans, à compter du jour où l’augmentation de capital sera devenue définitive en une ou plusieurs fois, aux époques et dans les proportions qui seront déterminées par le Directoire. Les appels de fonds seront portés à la connaissance des actionnaires quinze jours au moins avant l’époque fixée pour chaque versement par lettre recommandée.

Le montant nominal des actions de numéraire faisant partie des augmentations de capital pourra être libéré en tout ou partie par voie de compensation avec une dette certaine, liquide et exigible de la société.

Le Directoire pourra autoriser à toute époque les actionnaires à se libérer par anticipation du montant non encore appelé de leurs actions.

A défaut pour les actionnaires d’effectuer les versements aux époques déterminées, l’intérêt du montant de ces versements courra de plein droit, pour chaque jour de retard, à raison de 12 % l’an à compter de la date d’exigibilité fixée dans la lettre recommandée prévue ci-dessus, et sans qu’il soit besoin d’une demande en justice ou d’une mise en demeure.

Si dans le délai fixé lors de l’appel de fonds, certaines actions n’ont pas été libérées des versements exigibles, la Société peut un mois après une mise en demeure spéciale et individuelle notifiée à l’actionnaire défaillant, par lettre recommandée ou par acte extra-judiciaire, proposer aux autres actionnaires les actions à libérer par lettre recommandée adressée à chacun d’eux.

Pour mettre en oeuvre ce droit de préemption, le Directoire devra dès après l’expiration du délai fixé lors de 1’appel de fonds, offrir aux actionnaires les actions à libérer par lettre recommandée adressée à chacun d’eux.

Si plusieurs actionnaires se portent acquéreurs, les actions seront réparties entre eux proportionnellement à leurs droits dans la société.

Si une telle répartition proportionnelle n’est pas possible, les actions résiduelles sont attribuées par voie de tirage au sort.

Si dans un délai de un mois après que les actionnaires aient été avertis, certaines actions demeurent non libérées, la société pourra procéder à leur mise en vente dans les conditions prévues dans l’article 281 de la loi du 24 juillet 1966, par le décret du 23 mars 1967, pris pour son application.

La vente des actions est effectuée aux enchères publiques par un agent de change ou par un notaire. A cet effet, la société publie dans un journal d’annonces légales du département du siège social,

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trente jours au moins après la mise en demeure prévue à l’alinéa précédent, un avis concernant la vente des actions. Elle avise le débiteur, et le cas échéant, ses co-débiteurs, de la mise en vente par lettre recommandée contenant l’indication de la date et du numéro du journal dans lequel la publication a été effectuée. Il ne peut être procédé à la mise en vente des actions moins de quinze jours après l’envoi de la lettre recommandée.

Le produit net de la vente revient à la société à due concurrence et s’impute sur ce qui est dû en principal et intérêts par l’actionnaire défaillant et ensuite sur le remboursement des frais exposés par la société pour parvenir à la vente. L’actionnaire défaillant reste débiteur ou profite de la différence.

A l’expiration du délai prévu au cinquième alinéa ci-dessus, les actions non libérées des versements exigibles cessent de donner droit à l’admission et au vote dans les Assemblées d’actionnaires et sont déduites pour le calcul du quorum. Le droit aux dividendes et le droit préférentiel de souscription sont suspendus. Si l’actionnaire se libère des sommes dues en principal et intérêts, il peut demander le versement des dividendes non prescrits, mais il ne peut exercer une action du chef du droit préférentiel de souscription à une augmentation de capital après expiration du délai fixé pour l’exercice de ce droit.

ARTICLE 10 - FORME ET CONDITIONS DE VALIDITE DES TITRES

Les actions émises par la Société revêtent obligatoirement la forme nominative et sont matérialisées par une inscription en compte par la Société.

Les comptes d’actions sont tenus dans les conditions et selon les modalités prévues par la loi, par la Société ou tout autre mandataire dont le nom ou la dénomination et l’adresse seront publiés au Bulletin des Annonces Légales Obligatoires.

Les comptes d’actions mentionnent :

-  les éléments d’identification des personnes physiques ou morales au nom desquels ils ont été ouverts et, le cas échéant, la nature juridique de leurs droits ou les incapacités dont elles sont affectées

-	la dénomination, la catégorie, le nombre et, le cas échéant, la valeur nominale des actions inscrites,
-	les restrictions dont ces actions peuvent être frappées (nantissement, séquestre, etc.)

Lorsque les actions ne sont pas intégralement libérées à la souscription, les versements sur ces actions sont inscrits en compte et constatés par une attestation.

Chaque action donne droit, dans la propriété de l’actif social à une part proportionnelle au nombre des actions émises. Elle donne droit, en outre, à une part dans les bénéfices, ainsi qu’il est stipulé sous l’article 36 ci-après.

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Les actionnaires ne sont responsables que jusqu’à concurrence du montant des actions qu’il possèdent, et, au-delà, tout appel de fonds est interdit. Ils ne peuvent être soumis à aucune restitution d’intérêts ou dividendes régulièrement perçus.

ARTICLE 11 - TRANSMISSION DES ACTIONS

Les actions sont librement négociables dans les conditions fixées par la loi. En cas d’augmentation de capital, les actions sont négociables à compter de la réalisation de celle-ci.

Les actions demeurent négociables après la dissolution de la société et jusqu’à la clôture de la liquidation.

ARTICLE 12 - INDIVISIBILITE DES ACTIONS - SCELLES

Les actions sont indivisibles à l’égard de la société. Les copropriétaires indivis d’une action sont tenus à se faire représenter auprès de la société par une seule personne nommée d’accord entre eux.

Chaque fois qu’il sera nécessaire de posséder plusieurs actions anciennes pour exercer un droit quelconque, et notamment pour exercer le droit de préférence prévu ci-dessus ou encore en cas d’échange ou d’attribution de titre provenant d’une opération telle que : réduction du capital, augmentation du capital par incorporation de réserves, fusion, donnant droit à un titre nouveau contre remise de plusieurs actions anciennes, les titres isolés ou en nombre inférieur à celui requis ne donneront aucun droit à leur porteur contre la société, les actionnaires ayant à faire leur affaire personnelle du groupement du nombre d’actions nécessaires.

Les héritiers, représentants, ayants-droit ou créanciers d’un actionnaire ne peuvent sous aucun prétexte que ce soit, requérir l’apposition des scellés sur les biens et papiers de la société, en demander le partage ou la licitation, ni s’immiscer en aucune manière dans son administration; ils doivent, pour l’exercice de leurs droits, s’en rapporter aux inventaires sociaux et aux décisions de 1’Assemblée Générale.

Toutes les actions qui composent ou composeront le capital social seront toujours assimilées les unes aux autres, en ce qui concerne les charges fiscales. En conséquence, tous impôts et taxes qui, pour quelque cause que ce soit, pourraient - à raison de tout remboursement du capital de ces actions, ou plus généralement, de toute distribution à leur profit - , devenir exigibles pour certaines d’entre elles seulement, soit au cours de l’existence de la société, soit à la liquidation, seront répartis entre toutes les actions composant le capital lors de ce ou de ces remboursements ou distributions, de façon que toutes les actions actuelles ou futures confèrent à leurs propriétaires, - tout en tenant compte éventuellement du montant nominal et non amorti des actions et des droits des actions de catégories différentes les mêmes avantages effectifs leur donnant droit à recevoir la même somme nette.

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ARTICLE 13 - DIRECTOIRE

La société est dirigée par un Directoire composé de deux membres au moins et de cinq membres au plus, nommés par le Conseil de Surveillance. Si la société est cotée, le Directoire peut être composé de sept membres. Ils sont obligatoirement des personnes physiques. Si le capital est inférieur au seuil fixé par les dispositions de l’article 119 de la loi du 24 juillet 1966, il est possible de ne nommer qu’un directeur général unique.

ARTICLE 14 - FIN DES FONCTIONS DE MEMBRE DU DIRECTOIRE

Les membres du Directoire sont désignés pour une durée de trois exercices.

Dans les deux mois suivant une vacance due au décès ou à la démission d’un ou plusieurs membres du Directoire, un, ou plusieurs nouveaux membres du Directoire doivent être désignés par le Conseil de Surveillance pour la période restant à courir jusqu’à la date prévue pour le renouvellement du Directoire.

La limite d’âge pour l’exercice des fonctions de membre du Directoire est fixée à 70 ans.

ARTICLE 15 - PRESIDENT

Le Président du Directoire nommé par le Conseil de Surveillance représente la société à l’égard des tiers.

Cependant le Conseil de Surveillance peut attribuer les mêmes pouvoirs de représentation à un ou plusieurs autres membres du Directoire qui aura ou auront alors le titre de Directeur Général.

ARTICLE 16 - DECISIONS DU DIRECTOIRE

Le Directoire se réunit aussi souvent que l’intérêt de la société l’exige, sur convocation du Président ou sur convocation d’un autre membre du Directoire, désigné pour remplacer le Président en cas de besoin, ou encore sur convocation de la moitié de ses membres.

Le Directoire se réunit au siège social ou à tout autre endroit précisé dans la convocation.

Un registre de présence est tenu, qui doit être signé par les membres participant à la réunion du Directoire.

La présence d’au moins la moitié des membres en fonction est nécessaire pour que des résolutions puissent être prises valablement. Dans le cas où le Directoire ne comporte que deux membres, ils doivent tous deux être présents. Les décisions sont prévues à la majorité des voix des membres présents ou représentés: en cas de partage des voix, la voix du Président est prépondérante; dans le cas où deux membres sont seuls présents, la décision doit être prise à l’unanimité.

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La preuve du nombre de membres en fonction et la preuve de leur présence aux réunions est valablement établie vis-à-vis des tiers par la seule mention du nom des membres présents, excusés ou absents sur les procès-verbaux ou extraits de procès-verbaux de réunion.

L’ordre du jour est arrêté par le Président ou par le membre du Directoire qui a adressé la convocation. L’ordre du jour peut n’être fixé qu’au début de chaque réunion.

ARTICLE 17 - PROCES-VERBAUX

Les résolutions du Directoire font l’objet de procès-verbaux qui sont conservés sur un registre spécial coté et paraphé par le Greffe du Tribunal de Commerce ou par le Juge d’Instance, ou par le Maire de la Commune, ou par le Maire-Adjoint.

Ce registre est conservé au siège social.

Le procès-verbal de chaque réunion doit être signé par le Président et au moins par un autre membre du Directoire. En cas d’absence du Président, il est signé par deux membres au moins.

Les copies ou extraits des procès-verbaux sont valablement certifiés par le Président du Directoire, ou par le membre du Directoire temporairement délégué aux fonctions de Président, ou par un mandataire spécialement délégué à cet effet.

Le Directoire jouit des pouvoirs pour agir au nom de la société et pour effectuer ou autoriser tous les actes ou négociations relatifs à l’objet social, et plus généralement, pour traiter de toutes matières non expressément réservées par la loi au Conseil de Surveillance ou à l’Assemblée Générale des actionnaires. Toutes dispositions statutaires limitant les pouvoirs du Directoire ne sont pas opposables aux tiers.

Le Directoire exerce ses fonctions sous la surveillance du Conseil de Surveillance.

ARTICLE 18 - REVOCATION DES MEMBRES DU DIRECTOIRE

Les membres du Directoire peuvent être révoqués par l’Assemblée Générale des actionnaires sur proposition du Conseil de Surveillance.

Si une personne révoquée est titulaire d’un contrat de travail avec la société, sa révocation de membre du Directoire n’entraîne pas la rupture de son contrat de travail.

ARTICLE 19 - SIGNATURE - RFSPONSABILITE DU DIRECTOIRE

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Tous les titres de paiement émanant de la société sont signés par le Président du Directoire ou par le ou les membres du Directoire exerçant les fonctions de Directeur Général conformément aux dispositions de l’article 15 ci-dessus.

Le Président et les membres du Directoire répondent de l’exercice de leur mandat dans les conditions des dispositions légales en vigueur.

ARTICLE 20 - CONSEIL DE SURVEILLANCE

Le Conseil de Surveillance est composé de trois membres au moins et de douze membres au plus, choisis parmi les actionnaires et élus par l’Assemblée Générale.

Les membres du Conseil de Surveillance peuvent être des personnes physiques ou morales, étant précisé que les personnes physiques devront être âgées de moins de 80 ans à la date de leur élection.

Des membres du Directoire ne peuvent pas faire partie du Conseil de Surveillance.

Dès après leurs élections, les personnes morales doivent désigner un représentant permanent qui est soumis aux mêmes conditions et obligations et qui supporte les mêmes responsabilités que s’il était membre du Conseil de Surveillance, en son nom propre, et ce, sans préjudice de la responsabilité de la personne morale qu’il représente.

ARTICLE 21 - ACTIONS DES MEMBRES DU CONSEIL DE SURVEILLANCE

Chaque membre du Conseil de Surveillance doit, au jour de son entrée en fonction et pendant toute la durée de son mandat, demeurer propriétaire d’au moins une action entièrement libérée.

Si au jour de sa nomination, un membre du Conseil de Surveillance n’est pas propriétaire des actions requises, ou si au cours de son mandat il cesse d’en être propriétaire, il est réputé démissionnaire d’office s’il n’a pas régularisé la situation dans un délai de trois mois.

ARTICLE 22 - DUREE DES FONCTIONS DES MEMBRES DU CONSEIL DE SURVEILLANCE

La durée des fonctions des membres du Conseil de Surveillance est fixée par l’Assemblée Générale Ordinaire sans pouvoir excéder six années.

Tout membre du Conseil de Surveillance ayant atteint l’âge de 80 ans est réputé démissionnaire d’office au jour de l’Assemblée Générale Ordinaire annuelle, suivant sa date d’anniversaire.

Tout membre du Conseil de Surveillance sortant est rééligible.

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ARTICLE 23 - FACULTE DE COOPTATION

En cas de vacance, par décès ou démission, d’un ou plusieurs membres du Conseil de Surveillance, entre deux Assemblées Générales, le Conseil de Surveillance peut pourvoir provisoirement à son ou à leur remplacement. Le Conseil de Surveillance a de plus l’obligation de coopter des membres supplémentaires dans les trois mois suivant la vacance, si le nombre des membres du Conseil de Surveillance est devenu inférieur au minimum prévu par les statuts.

S’il ne reste plus que deux membres du Conseil de Surveillance en fonction, l’Assemblée Générale doit être convoquée immédiatement par le Directoire ou, si nécessaire, par les commissaires aux comptes de la société afin de compléter le Conseil de Surveillance. Les membres du Conseil de Surveillance nommés en remplacement d’autres, demeurent en fonction pendant le temps restant à courir du mandat de leur prédécesseur. Les nominations provisoires des membres du Conseil de Surveillance sont soumises à la ratification de la plus prochaine Assemblée Générale Ordinaire. A défaut de ratification, les délibérations prises et les actes accomplis antérieurement par le Conseil de Surveillance demeurent valables.

ARTICLE 24 - PRESIDENCE ET BUREAU DU CONSEIL DE SURVEILLANCE

Le Conseil de Surveillance nomme parmi ses membres un Président et un Vice-Président, dont les fonctions sont de réunir le Conseil et de mener les discussions. Le Président et le Vice-Président doivent être des personnes physiques.

En cas d’absence du Président ou du Vice-Président, le Conseil de Surveillance désigne pour chaque séance un des membres présents chargé de la présider.

Le Conseil peut aussi nommer un Secrétaire qui peut être choisi même en dehors des actionnaires.

Le Président, le Vice-Président et le Secrétaire sont toujours rééligibles.

ARTICLE 25 - DELIBERATION DU CONSEIL DE SURVEILLANCE

Le Conseil de Surveillance se réunit aussi souvent que l’intérêt de la société l’exige, sur convocation du Président ou du Vice-Président. Le Président du Conseil de Surveillance doit réunir le Conseil de Surveillance si la demande lui en est faite par un des membres du Directoire ou par au moins 1/3 des membres du Conseil, et ce, dans les 15 jours de la date de la demande; si la demande reste sans effet, les personnes qui ont fait la demande peuvent convoquer elles-mêmes le Conseil de Surveillance en indiquant elles-mêmes l’ordre du jour.

Le Conseil de Surveillance se réunit au siège social, ou à tout autre endroit indiqué sur la convocation.

Il est tenu un registre de présence qui est signé par les membres participant à la délibération du Conseil de Surveillance.

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Tout membre du Conseil de Surveillance pourra donner, même par lettre ou télégramme, pouvoir de le représenter à l’un de ses collègues, mais chaque membre ne pourra représenter qu’un seul de ses collègues.

La présence de la moitié au moins des membres du Conseil de Surveillance en exercice est nécessaire pour la validité des délibérations. Les décisions sont prises à la majorité des voix des membres présents ou représentés; en cas de partage des voix, la voix de celui qui préside la séance est prépondérante; au cas où deux membres du Conseil de Surveillance seulement sont effectivement présents, les décisions doivent être prises à l’unanimité.

La justification du nombre des membres du Conseil de Surveillance en exercice et de leur présence résulte valablement, vis-à-vis des tiers, de la seule énonciation dans le procès-verbal de chaque réunion et dans l’extrait qui en est délivré, des noms des membres présents, excusés ou absents.

L’ordre du jour sera arrêté par le Président, le Vice-Président ou les membres du Conseil de Surveillance qui feront la convocation. Il peut n’être fixé qu’au moment et au début de la réunion du Conseil.

ARTICLE 26 - PROCES-VERBAUX

Les délibérations du Conseil sont constatées par des procès-verbaux contenant les mentions requises et établies sur un registre spécial tenu au siège social et coté et paraphé, soit par un juge du Tribunal de Commerce soit par un juge du Tribunal d’instance, soit par le Maire de la commune, ou un adjoint au Maire, dans la forme ordinaire et sans frais.

Le procès-verbal de chaque séance est revêtu de la signature du Président de la séance et d’au moins un membre. En cas d’empêchement du Président de séance, il est signé par deux membres du Conseil de Surveillance.

Les copies ou extraits de ces procès-verbaux sont valablement certifiés par le Président du Conseil de Surveillance, le vice-président, un membre du Directoire, ou une personne habilitée à cet effet.

ARTICLE 27 - POUVOIRS DU CONSEIL DE SURVEILLANCE

Le Conseil de Surveillance exerce une surveillance continue sur la gestion de la société par le Directoire.

Toute caution, aval, garantie, cession d’immeubles par nature, cession totale ou partielle de participations ou constitution de sûreté est nécessairement soumis à l’autorisation du Conseil de Surveillance. L’autorisation qui ne sera jamais donnée pour une période supérieure à un an, indiquera le montant total de la caution, de l’aval, de la garantie, de la cession d’immeubles par nature, de la cession totale ou partielle de participations ou de la constitution de sûretés autorisés, ainsi que pour chacune de ces opérations, le montant maximum ne pouvant être dépassé.

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Le Conseil de Surveillance peut à toute période de l’année, effectuer toute vérification ou examen qu’il jugera nécessaire, et demander communication de tout document qu’il jugerait nécessaire à l’accomplissement de sa mission.

Le Directoire est tenu de soumettre un rapport chaque trimestre aux mains au Conseil de Surveillance visant à l’information la plus complète possible de celui-ci sur la marche des affaires sociales.

A l’issue de chaque année fiscale et pendant une période de trois mois, le Directoire soumettra au Conseil de Surveillance pour vérification et examen, les comptes annuels de la société.

Le Conseil de Surveillance présente ses commentaires à 1’Assemblée Générale des actionnaires sur le rapport du Directoire, et sur les comptes de l’année fiscale écoulée à l’Assemblée Générale Ordinaire annuelle des actionnaires.

ARTICLE 28 - CONVENTIONS ENTRE LA SOCIETE ET LES MEMBRES DU DIRECTOIRE OU DU CONSEIL DE SURVEILLANCE

Toute convention entre la société et l’un des membres du Directoire ou du Conseil de Surveillance, soit directement ou indirectement, soit par personnes interposées, doit être soumise à l’autorisation préalable du Conseil de Surveillance.

Il en est de même pour les conventions entre la société ou une autre entreprise, si l’un des membres du Directoire ou du Conseil de Surveillance de la société est propriétaire, associé indéfiniment responsable, gérant, administrateur, directeur général ou membre du Directoire ou du Conseil de surveillance de l’entreprise.

Le membre du Directoire ou du Conseil de Surveillance se trouvant dans l’un des cas prévus ci-dessus est tenu d’en faire la déclaration au Conseil de Surveillance.

Les dispositions des alinéas 1° et 2° qui précèdent, ne sont pas applicables aux conventions portant sur les opérations courantes de la société conclues à des conditions normales.

Le Président du Conseil de Surveillance donne avis aux commissaires aux comptes des conventions autorisées dans le délai d’un mois à compter de la conclusion desdites conventions et soumet celle-ci à l’approbation de l’Assemblée Générale Ordinaire.

Les commissaires présentent à l’Assemblée Générale un rapport spécial sur les conventions autorisées par le Conseil. L’Assemblée statue sur ce rapport étant précisé que le membre du Conseil de Surveillance intéressé ne peut prendre part au vote : ses actions ne sont pas prises en compte pour le calcul du quorum et de la majorité.

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Les conventions approuvées par l’Assemblée Générale, comme celles qu’elle désapprouve, produisent leurs effets à l’égard des tiers, sauf lorsqu’elles sont annulées dans le cas de fraude. Même en l’absence de fraude, les conséquences préjudiciables à la société, des conventions désapprouvées peuvent être mises à la charge du membre du Conseil de Surveillance ou du Directoire intéressé, et éventuellement, des autres membres du Directoire.

L’action en nullité se prescrit par trois ans à compter de la date de la convention : toutefois, si la convention a été dissimulée, le point de départ du délai de la prescription est reporté au jour où elle a été révélée.

La nullité peut être couverte par un vote de l’Assemblée Générale intervenant sur le rapport spécial des Commissaires aux Comptes exposant les circonstances en raison desquelles la procédure d’autorisation n’a pas été suivie.

A peine de nullité du contrat, il est interdit aux membres du Conseil de Surveillance ou du Directoire autres que les personnes morales, de contracter sous quelque forme que ce soit, des emprunts auprès de la société, de se faire consentir par elle un découvert en compte-courant ou autrement, ainsi que de faire cautionner ou avaliser par elle leurs engagements envers des tiers. La même interdiction s’applique aux membres du Conseil de Surveillance. Elle s’applique également aux conjoints, ascendants ou descendants des membres du Conseil de Surveillance, du Directoire, des représentants permanents des personnes morales membres du Conseil, de Surveillance ainsi qu’à toute personne interposée.

TITRE V

COMMISSAIRES AUX COMPTES

ARTICLE 29 - COMMISSAIRES AUX COMPTES

L’Assemblée Générale Ordinaire des actionnaires désigne pour la durée dans les conditions et avec la mission fixée par la loi, un ou deux commissaires aux comptes ainsi que des commissaires aux comptes suppléants.

Les commissaires aux comptes sont nommés pour six exercices. Leur mandat prend fin avec l’Assemblée Générale qui statue sur les comptes du sixième exercice.

Le Commissaire nommé en remplacement d’un autre ne demeure en fonction que jusqu’à l’expiration du mandat de son prédécesseur.

Les commissaires sont indéfiniment rééligibles.

Un ou plusieurs actionnaires représentant au moins le dixième du capital social peuvent demander en justice la récusation d’un ou plusieurs commissaires aux comptes nommés par l’Assemblée et la

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désignation d’un ou plusieurs autres commissaires qui exerceront leurs fonctions aux lieu et place du ou des commissaires récusés. A peine d’irrecevabilité de la demande, celle-ci doit être reportée devant le Président du Tribunal de Commerce statuant en référé dans un délai de trente jours à compter de la nomination contestée.

Les commissaires aux comptes doivent être convoqués à la réunion du Directoire au cours de laquelle sont arrêtés les comptes de l’exercice écoulé, ainsi qu’à toutes les Assemblées d’actionnaires.

ARTICLE 30 - EXPERTISE

Un ou plusieurs actionnaires représentant au moins le dixième du capital social peuvent demander au Président du Tribunal de Commerce statuant en référé, les Présidents du Directoire et du Conseil de Surveillance dûment appelés, la désignation d’un expert chargé de représenter un rapport sur une ou plusieurs opérations de gestion.

Le rapport de l’expert, éventuellement nommé doit être adressé aux demandeurs ainsi qu’au Directoire et au Conseil de Surveillance : il doit également être annexé au rapport du ou des commissaires aux comptes établi en vue de la prochaine Assemblée Générale et recevoir la même publicité.

TITRE- VI

ASSEMBLEES GENERALES

ARTICLE 31 - REGLES GENERALES

1) L’Assemblée Générale Ordinaire annuelle est obligatoirement réunie dans les six mois qui suivent la clôture de chaque exercice, sous réserve de la prolongation de ce délai par décision de justice.

2) Des Assemblées Générales Extraordinaires ou des Assemblées Générales Ordinaires convoquées extraordinairement peuvent, en outre, être réunies sur convocation, soit du Directoire, soit des commissaires aux comptes, soit encore d’un mandataire désigné en justice, à la demande de tout intéressé en cas d’urgence, ou d’un ou plusieurs actionnaires réunissant au moins le dixième du capital social.

3) Les Assemblées Générales sont réunies au siège social ou en tout autre lieu figurant sur la convocation, même en dehors du département du siège social.

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4) Les convocations des Assemblées Générales sont faites quinze jours au moins à l’avance par lettre simple ou recommandée adressée à chaque actionnaire.

Au cas où l’Assemblée Générale n’aurait pu délibérer valablement faute de quorum requis, une deuxième Assemblée est convoquée dans les mêmes formes que la première et l’avis de convocation rappelle la date de celle-ci. Le délai de convocation est toutefois ramené à six jours.

5) L’avis de convocation indique la dénomination sociale, éventuellement suivie de son sigle, la forme de la société, le montant du capital social, l’adresse du siège social, les numéros d’immatriculation de la société au Registre du Commerce et à l’Institut National de la Statistique et des Etudes Economiques, les jours, heure et lieu de l’Assemblée, ainsi que sa nature, extraordinaire, ordinaire ou spéciale, et son ordre du jour.

Sous réserve des questions diverses qui ne doivent présenter qu’une minime importance, les questions inscrites à l’ordre du jour sont libellées de telle sorte que leur contenu et leur portée apparaissent clairement, sans qu’il y ait lieu de se reporter à d’autres documents.

Un ou plusieurs actionnaires peuvent, dans les conditions prévues par les articles 128 à 131 du décret 67-236 du 23 mars 1967, requérir l’inscription à l’ordre du jour de projets de résolutions ne concernant pas la présentation de candidats au Conseil de Surveillance.

L’Assemblée ne peut délibérer sur une question qui n’est pas inscrite à son ordre du jour, néanmoins, elle peut en toutes circonstances, révoquer un ou plusieurs membres du Conseil de Surveillance, et procéder à leur remplacement.

L’ordre du jour de l’Assemblée ne peut être modifié sur deuxième convocation.

6) L’Assemblée Générale se compose de tous les actionnaires quel que soit le nombre de leurs actions, pourvu quelles aient été libérées des versements exigibles.

7) Un actionnaire ne peut se faire représenter que par un autre actionnaire ou par son conjoint même si ce dernier n’est pas actionnaire.

Le mandat est donné pour une seule Assemblée, il peut cependant être donné pour deux Assemblées, l’une ordinaire, l’autre extraordinaire, tenues le même jour, ou dans un délai de sept jours.

Le mandat donné pour une Assemblée vaut pour les Assemblées successives convoquées avec le même ordre du jour.

A toute formule de procuration adressée aux actionnaires doivent être joints les documents suivants :

- l’ordre du jour de l’Assemblée,

- le texte des projets de résolutions présentés par le Directoire et le cas échéant par des actionnaires,

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- un exposé sommaire de la situation de la société pendant l’exercice écoulé, accompagné d’un tableau faisant apparaître les résultats de la société au cours de chacun des cinq derniers exercices ou de chacun des exercices clos depuis la constitution de la société si leur nombre est inférieur à cinq,

- une formule de demande d’envoi des documents et renseignements visés à l’article 135 du décret précité, informant l’actionnaire qu’il peut obtenir sur demande unique de sa part, l’envoi systématique des documents et renseignements précités à l’occasion de chacune des Assemblées d’actionnaires ultérieures.

La formule de procuration doit informer l’actionnaire de manière très apparente qu’à défaut d’indication de mandataire, il sera émis en son nom un vote favorable à l’adoption des projets de résolution présentés ou agréés par le Directoire. Pour émettre tout autre vote, l’actionnaire doit faire choix d’un mandataire qui accepte de voter dans le sens indiqué par son mandat.

La procuration doit être signée par l’actionnaire représenté et indiquer ses nom, prénom usuel et domicile, le nombre d’actions dont il est titulaire et le nombre de voix attachées à ses actions.

Le mandataire désigné nommément sur la procuration n’a pas la faculté de se substituer une autre personne.

8) L’Assemblée est présidée par le Président du Conseil de Surveillance, par le membre du Conseil de Surveillance délégué pour suppléer temporairement le président, par le Vice-Président, ou par un membre du Conseil de Surveillance délégué à cet effet. En cas de convocation par les commissaires aux comptes, par un mandataire de Justice ou par le ou les liquidateurs, l’Assemblée est présidée par celui ou par l’un de ceux qui l’ont convoquée.

Les fonctions de scrutateurs sont remplies par les deux membres de l’Assemblée disposant du plus grand nombre de voix acceptant cette fonction.

Le Bureau désigne le secrétaire qui peut être choisi en dehors des actionnaires.

9) Il est tenu une feuille de présence contenant :

- les nom, prénom usuel et domicile de chaque actionnaire, présent ou représenté, le nombre d’actions dont il est titulaire et le nombre de voix attachées à ses actions.

- les nom, prénom usuel et domicile de chaque mandataire, le nombre d’actions de ses mandats, ainsi que le nombre de voix attachées à ces actions.

Les mentions concernant les actionnaires représentés peuvent ne pas figurer sur la feuille de présence à la condition que les pouvoirs soient annexés à celle-ci et que leur nombre y soit indiqué.

La feuille de présence, dûment signée par les actionnaires présents ou représentés, est certifiée exacte par le bureau.

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10) Le scrutin secret a lieu lorsqu’il est réclamé par le Bureau ou par des membres de l’Assemblée représentant plus de la moitié du capital représenté à cette Assemblée.

11) Dans toutes les Assemblées, le quorum est calculé sur l’ensemble des actions composant le capital social, déduction faite de celles qui sont privées du droit de vote en vertu de dispositions législatives ou réglementaires.

12) Chaque membre de l’Assemblée a autant de voix qu’il possède et représente d’actions, tant en son nom personnel que comme mandataire, sans limitation. Toutefois, aux Assemblées destinées à vérifier les apports en nature ou des avantages particuliers, chaque actionnaire ne peut disposer de plus de dix voix.

En cas d’usufruit, le droit de vote attaché à l’action appartient à l’usufruitier dans les Assemblées Générales Ordinaires et au nu-propriétaire dans les Assemblées Générales Extraordinaires ou spéciales.

Les propriétaires indivis d’actions doivent être représentés par un seul d’entre eux ou par un mandataire unique.

Enfin, le droit de vote est exercé par le propriétaire des titres remis en gage.

13) Les délibérations des Assemblées Générales sont constatées par des procès-verbaux contenant les mentions requises établies sur un registre spécial tenu au siège social dans les conditions prévues à l’article 19-le ci-dessus et signés par les membres du Bureau.

Les copies ou extraits de ces procès-verbaux sont valablement certifiés par le Président du Conseil de Surveillance, soit par le vice-Président, soit par un membre du Directoire, soit par le secrétaire de l’Assemblée. En cas de liquidation, ils sont valablement certifiés par un liquidateur.

14) Les actionnaires exercent leur droit de communication et de copie dans les conditions prévues par la loi sur les sociétés commerciales et par les décrets pris pour son application.

ARTICLE 32 - ASSEMBLEES GENERALES EXTRAORDINAIRES

L’Assemblée Générale Extraordinaire est seule habilitée à modifier les statuts dans toutes leurs dispositions; toute clause contraire est réputée non écrite. Elle ne peut, toutefois, augmenter les engagements des actionnaires, sous réserve des opérations résultant d’un regroupement d’actions régulièrement effectué.

Elle ne délibère valablement que si les actionnaires présents ou représentés possèdent au moins sur première convocation la moitié et sur deuxième convocation le quart des actions ayant le droit de vote. A défaut de ce dernier quorum, la deuxième Assemblée peut être prorogée à une date postérieure de deux mois au plus à celle à laquelle elle avait été convoquée.

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Elle statue à la majorité des deux tiers des voix dont disposent les actionnaires présents ou représentés y compris les votes par correspondance.

ARTICLE 33 - ASSEMBLES GENERALES ORDINAIRES

L’Assemblée Générale Ordinaire prend toutes les décisions autres que celles qui sont de la compétence de l’Assemblée Générale Extraordinaire.

Elle ne délibère valablement sur première convocation que si les actionnaires présents au représentés possèdent au moins le quart des actions ayant le droit au vote. Sur deuxième convocation, aucun quorum n’est requis. Elle statue à la majorité des voix dont disposent les actionnaires présents ou représentés y compris les votes par correspondance.

TITRE VII

INVENTAIRES - BENEFICES - RESERVES

ARTICLES 34 - EXERCICE SOCIAL

Chaque exercice social a une durée de douze mois, il commence le premier janvier et expire le 31 décembre suivant.

ARTICLE 35 - INVENTAIRE - COMPTES

Il est tenu une comptabilité régulière des opérations sociales, conformément à la loi.

A la clôture de chaque exercice, le Directoire dresse l’inventaire ainsi que les comptes annuels.

Il établit un rapport de gestion sur la situation de la Société durant l’exercice écoulé, son évolution prévisible, les événements importants survenus entre la date de la clôture de l’exercice et la date à laquelle le rapport de gestion est établi et ses activités en matière de recherche et de développement.

Tous ces documents sont mis à la disposition des commissaires aux comptes dans les conditions et délais légaux.

ARTICLE 36 - FIXATION - AFFECTATION ET REPARTITION DES BENEFICES

Sur le bénéfice de chaque exercice diminué, le cas échéant, des pertes antérieures, il est d’abord prélevé cinq pour cent pour constituer le fonds de réserve légale ; ce prélèvement cesse d’être obligatoire lorsque ledit fonds atteint le dixième du capital social ; il reprend son cours lorsque, pour une cause quelconque la réserve légale est descendue au-dessous de ce pourcentage.

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L’Assemblée Générale prélève les sommes qu’elle juge à propos d’affecter à la dotation de tous fonds de réserves facultatives, ordinaires ou extraordinaires, ou de reporter à nouveau.

Le bénéfice distribuable est constitué par le bénéfice de l’exercice, diminué des pertes antérieures et des sommes à porter en réserve en application de la loi ou des statuts, et augmenté du report bénéficiaire.

Après approbation des comptes et constatation des sommes distribuables, l’Assemblée Générale détermine la part attribuée aux actionnaires sous forme de dividende. L’Assemblée Générale peut, en outre, décider la mise en distribution de sommes prélevées sur les réserves dont elle a la disposition, soit pour fournir ou compléter un dividende, soit à titre de distribution exceptionnelle, en ce cas, la décision indique expressément les postes de réserves sur lesquels les prélèvements sont effectués. Toutefois, les dividendes sont prélevés par priorité sur le bénéfice distribuable de l’exercice.

ARTICLE 37 - PAIEMENT DES DIVIDENDES

Les modalités de paiement des dividendes votées par l’Assemblée Générale sont fixées par elle ou à défaut par le Directoire. Toutefois la mise en paiement doit avoir lieu dans le délai maximal de neuf mois après la clôture de l’exercice, sauf prolongation de ce délai par décision de justice.

Les intérêts et dividendes régulièrement perçus ne peuvent être l’objet de report ou de restitution.

Les dividendes non réclamés dans les cinq ans de leur exigibilité sont prescrits conformément à la loi.

TITRE VIII

PROROGATION - DISSOLUTION - LIQUIDATION

ARTICLE 38 - PROROGATION

Un an au moins avant la date d’expiration de la société, le Directoire doit convoquer une Assemblée Générale Extraordinaire des actionnaires à l’effet de statuer sur la prorogation de la société, laquelle prorogation ne peut excéder 99 années.

A défaut, tout associé pourra, quinze jours après une mise en demeure adressée au Président du Directoire, par lettre recommandée avec demande d’avis de réception et demeurée infructueuse, demander en justice la désignation d’un mandataire chargé de convoquer l’Assemblée.

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ARTICLE 39 - DISSOLUTION

Le Directoire peut, à toute époque, proposer à l’Assemblée Générale Extraordinaire, la dissolution anticipée de la société.

Si, du fait de pertes constatées dans les documents comptables, les capitaux propres de la Société deviennent inférieurs à la moitié du capital, le Directoire est tenu dans les quatre mois qui suivent l’approbation des comptes ayant fait apparaître cette perte, de convoquer l’Assemblée Générale Extraordinaire à l’effet de décider, s’il y a lieu, la dissolution anticipée de la société.

Si la dissolution n’est pas prononcée, la société est tenue dans le délai fixé par la loi sur les sociétés commerciales, de réduire son capital d’un montant au moins égal à celui des pertes qui n’ont pu être imputées sur les réserves, si dans ce délai les capitaux propres n’ont pas été reconstitués à concurrence d’une valeur au moins égale à la moitié du capital social.

Dans tous les cas, la résolution adoptée par l’Assemblée Générale doit être rendue publique.

Au cas où, par l’effet de la réduction le capital serait inférieur au minimum légal, il conviendra, dans le délai de un an, de procéder à une augmentation de capital ayant pour effet de le porter au minimum légal, à moins que dans le même délai, la société n’ai été transformée en société d’une autre forme. A défaut, tout intéressé peut demander en justice la dissolution de la société deux mois après avoir mis les représentants de celle-ci en demeure de régulariser la situation. Toutefois, l’action en nullité est éteinte lorsque cette clause de dissolution a cessé d’exister le jour où le Tribunal statue sur le fond en première instance.

ARTICLE 40 - LIQUIDATION

La liquidation de la société sera effectuée dans les conditions prévues par les articles 390 à 418 de la loi sur les sociétés commerciales et par les dispositions du décret n° 67236 du 23 mars 1967 prises pour leur application.

Après l’extinction du passif, il sera procédé au remboursement du capital nominal des actions. Le boni de liquidation est réparti entre les actionnaires au prorata de leurs droits respectifs.

TITRE IX

CONTESTATION - ELECTION DE DOMICILE

ARTICLE 41 - CONTESTATIONS

Toutes les contestations qui peuvent s’élever pendant le cours de la société ou de sa liquidation, soit entre les actionnaires et la société, soit entre les actionnaires eux-mêmes, au sujet des affaires sociales, sont soumises à la juridiction des Tribunaux compétents du lieu du siège social.

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